Exhibit 107

Calculation of Filing Fee Table

424(b)(2)

(Form Type)

The Coca-Cola Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee Price

Newly Registered Securities

Fees to be Paid	Debt	3.125% Notes due 2032	457(r)	€500,000,000	99.416%	$536,249,904	0.0001476	$79,150.49
	Debt	3.500% Notes due 2044	457(r)	€500,000,000	99.096%	$534,523,824	0.0001476	$78,895.72

Total				€1,000,000,000		$1,070,773,728		$158,046.21

(1)

Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended, based upon a euro/dollar exchange rate of €1/$1.0788, as reported by Bloomberg on May 6, 2024.

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering.